Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC.  NAMES
ROBERT CAMPBELL INTERIM CHIEF FINANCIAL OFFICER

CHICAGO (December 16, 2009) – Playboy Enterprises, Inc. (NYSE: PLA, PLAA) today announced the appointment of Robert D. Campbell as interim chief financial officer effective January 1, 2010.  He will assume the responsibilities of Linda G. Havard, who announced her resignation in November and plans to leave the company at year end.   In his new position, Campbell will oversee the company’s financial, treasury, accounting and technology functions and will report to PEI’s Chief Executive Officer Scott N. Flanders.

Campbell, 48, currently serves as the company’s senior vice president, treasurer and strategic planning.  He is responsible for managing the company’s treasury services, banking relationships, overseeing tax and insurance functions, and for strategic planning and corporate development activities.  Campbell joined Playboy in 1992 as director of treasury operations and was promoted to treasurer in 1995 and vice president in 1998.

Before joining Playboy, Campbell held the positions of senior business analyst and cash manager for FMC Corporation.  Prior to that, he worked for the Equitable Life Assurance Society of the United States.   He holds a BS in finance from the University of Illinois and an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.

The company said that it has hired BridgeGate LLC to lead the CFO search and that it will be looking at both internal and external candidates.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.